Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110013 on Form S-8 of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) of our report dated June 22, 2006, appearing in this Annual Report on Form 11-K of the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) for the year ended December 31, 2005.

Birmingham, Alabama

June 26, 2006